Exhibit 10.2


                                 August 12, 1998


ABP Corporation
c/o Bruckmann, Rosser, Sherrill & Co., Inc.
156 E. 56th Street
New York, New York 10022

         Re: Stock Purchase Agreement
             ------------------------

Ladies and Gentlemen:

     Reference is made to that certain Stock Purchase Agreement of even date by and among Au Bon Pain Co., Inc., ("Seller"), ABP Holdings, Inc. ("ABPH"), and ABP Corporation ("Buyer"), each a Delaware corporation. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Stock Purchase Agreement. Simultaneously with the execution of this letter agreement, Seller ABPH and Buyer are entering into the Stock Purchase Agreement providing, among other things, for the acquisition of all of the issued and outstanding capital stock of ABPH by Buyer.

     In consideration and as a condition of the Buyer's entering into the Stock Purchase Agreement, Seller, ABPH and Buyer agree as follows:

     1. Any provision of the Stock Purchase Agreement to the contrary notwithstanding, in the event that Seller, with the prior written consent of Buyer, which consent may be withheld by Buyer in its sole discretion, enters into an agreement prior to the Closing Date to sell any of Seller's Au Bon Pain bakery/cafes: (a) in the Pittsburgh, Pennsylvania and/or Cleveland, Ohio markets, or (b) in the locations listed below, the Lease Loss Adjustment with respect to any such bakery/cafes shall equal the purchase price received by Seller in respect of any such sale. Such consent hereby is granted by Buyer to Seller for the sale of Store Number 93 (Tower City) for book value.

                  Store Number                       Store Name
                  ------------                       ----------

                      04                           The Cookie Jar
                      107                          Beacon Street
                      47                           Bowdoin Square

     2. Reference is made to: (a) that certain Bakery Products Supply Agreement dated March 23, 1998 by and between Seller and Bunge Foods Corporation (the "ABP Supply Agreement"); and (b) that certain Bakery Products Supply Agreement dated March 23, 1998 by and between Saint Louis Bread Company, Inc. ("SLB"), a wholly-owned subsidiary of Seller, and Bunge Foods Corporation (the "SLB Supply Agreement"). Buyer and Seller agree that, for a period of not less than eighteen
(18) months following the Closing, they shall jointly administer the operation of the ABP Supply Agreement and the SLB Supply Agreement, including without limitation, the appointment of a mutually acceptable quality assurance representative pursuant to Section 8.2 of each of the ABP Supply Agreement and the SLB Supply Agreement. Buyer and Seller shall cause the costs associated with such quality assurance representative and administration to be borne by ABPH and SLB, respectively, in

ABP Corporation
August 12, 1998
Page 2


proportion to the relative volume of products purchased by each of ABPH under the ABP Supply Agreement and by SLB under the SLB Supply Agreement, respectively, determined on a quarterly basis. The cost of any employee of Buyer or Seller that Buyer and Seller mutually agree shall devote time to the administration of such agreements shall be computed at 115% of such employee's salary multiplied by the agreed upon percentage of such employee's time that shall be devoted to contract administration.

     3. With respect to Seller's ABP2000 remodeling program, Seller shall complete at its expense the remodel of the following bakery/cafes known as Store
Numbers: 61 (1101 Vermont), 64 (1401 I Street), 128 (Warner Building), and 62 (1850 M Street). In addition, Seller shall undertake to remodel the following the bakery/cafes known as Store Numbers: 70 (Short Hills), 83 (Columbus City Center), 69 (West Farms), and 44 (International Place) pursuant to the ABP2000 program, and Buyer shall reimburse Seller for the cost of such remodels at the Closing in an amount not to exceed $125,000 per store.

     4. Buyer acknowledges that the inventory of personal property listed on Schedule "1" hereto, and located at Seller's offices at 19 Fid Kennedy Avenue, Boston, Massachusetts, is the personal property of Louis I. Kane and does belong to Seller or ABPH.

     5. Buyer acknowledges: (1) that the original draft of the Stock Purchase Agreement contemplated that the assets and liabilities of the Au Bon Pain Division would be transferred to a newly formed Delaware corporation and, immediately thereafter, the capital stock of such corporation (together with the capital stock of ABPH) would be sold to Buyer; and (2) that, at Buyer's request, this transactional structure was subsequently modified in later drafts to provide for the transfer of the Au Bon Pain Division assets and liabilities directly to ABPH; and (3) as a result of accommodating Buyer's request, Seller may incur additional tax liabilities that would not have been incurred had the original transactional structure been maintained. Accordingly, Buyer agrees that if Seller reasonably determines that a modification of the transaction structure would reduce Seller's tax liability arising from the transactions contemplated by the Stock Purchase Agreement, Buyer shall enter into an appropriate amendment or modification to the Stock Purchase Agreement in order to achieve such objective; provided, however, that Buyer shall have no obligation to enter into any amendment or modification that would adversely impact Buyer.

ABP Corporation
August 12, 1998
Page 3


     This letter agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument. This letter agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If the foregoing accurately reflects your understanding of the subject matter intended to be contained herein, please confirm our agreement by signing this letter where indicated below.

                                Very truly yours,

                                AU BON PAIN CO., INC.


                                /S/ Ronald M. Shaich
                                -------------------------
                                Ronald M. Shaich
                                Co-Chairman and Chief Executive Officer


AGREED TO AND ACCEPTED:

ABP CORPORATION



By: /S/ Stephen F. Edwards
    ----------------------
Name: Stephen F. Edwards
Title: President